Exhibit 99.1

News Release

For Immediate Release

GenCorp Reports 2010 Annual and Fourth Quarter Results

SACRAMENTO, Calif. – February 1, 2011 – GenCorp Inc. (NYSE: GY) today reported results for the fiscal year and fourth quarter ended November 30, 2010.

Financial Overview

The Company provides Non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

Fiscal 2010 compared to Fiscal 2009
•	Net sales for 2010 increased by 7.9% and totaled $857.9 million compared to $795.4 million for 2009.
•	Adjusted EBITDAP for 2010 was $110.7 million or 12.9% of net sales, compared to $96.4 million or 12.1% of net sales, for 2009.
•
Segment performance before environmental remediation provision adjustments, retirement benefit plan expense (benefit), and unusual items was $104.9 million for 2010, compared to $88.8 million for 2009.

•	Net income for 2010 was $6.8 million, or $0.12 diluted earnings per share, compared to net income of $52.2 million, or $0.86 diluted earnings per share, for 2009.
•	Cash provided by operating activities in 2010 totaled $148.1 million, compared to $50.3 million in 2009.
•	Free cash flow (defined as cash provided by operating activities less capital expenditures) in 2010 totaled $131.2 million, compared to $36.0 million in 2009.
•	As of November 30, 2010, the Company had $188.5 million in net debt (defined as debt principal less cash and marketable securities) compared to $312.3 million in net debt as of November 30, 2009.

Fourth Quarter of 2010 compared to Fourth Quarter of 2009
•	Net sales for the fourth quarter of 2010 totaled $226.3 million compared to $240.1 million for the fourth quarter of 2009.
•	Adjusted EBITDAP for the fourth quarter of 2010 was $25.6 million or 11.3% of net sales, compared to $29.3 million or 12.2% of net sales, for the fourth quarter of 2009.
•
Segment performance before environmental remediation provision adjustments, retirement benefit plan expense (benefit), and unusual items was $26.5 million for the fourth quarter of 2010, compared to $30.7 million for the fourth quarter of 2009.

•	Net loss for the fourth quarter of 2010 was $0.6 million, or $0.01 diluted loss per share, compared to net income of $13.3 million, or $0.22 diluted earnings per share, for the fourth quarter of 2009.

“Our 2010 core operating results reflect the effectiveness of the initiatives we have implemented to drive sales, cash, margin expansion and net debt reduction,” said GenCorp Inc. President and CEO, and President, Aerojet - General Corporation, Scott J. Seymour. “We enter 2011 with a portfolio well positioned to meet the needs of our customers, and a team that remains committed to delivering excellent program performance and creating value for our shareholders."

-more-

Operations Review

Aerospace and Defense Segment

Sales for 2010 increased to $850.7 million from $787.2 million in 2009.  The increase in net sales in fiscal 2010 compared to fiscal 2009 was primarily due to the following: (i) awards received in fiscal 2009 on divert and attitude control system programs generating $41.6 million of additional net sales; (ii) increased deliveries on the Guided Multiple Launch Rocket System program generating $19.9 million of additional net sales; and (iii) the release of NASA funding constraints on the Orion crew module and service module propulsion program generating $18.0 million of additional net sales. The increase in net sales was partially offset by a decline in deliveries of rocket motors under the Atlas V program in the current year of $21.4 million compared to the prior year.

Sales for the fourth quarter of 2010 totaled $224.5 million compared to $238.3 million in the fourth quarter of 2009.  The decrease in net sales was primarily due to declines in deliveries under the Standard Missile-1 and Atlas V programs, partially offset by an increase in the divert and attitude control system programs generating $16.6 million of additional net sales.

Segment performance was income of $67.3 million in 2010 compared to income of $90.3 million in 2009.  Segment performance for the fourth quarter of 2010 was income of $15.6 million compared to income of $31.8 million in the fourth quarter of 2009. The decrease in segment performance for both periods was primarily the result of an increase in non-cash retirement benefit plan expense in 2010 partially offset by an increase in contract gross profit as a result of overall improvement in contract performance in the current period compared to the prior period.

A summary of our backlog is as follows:

	November 30,	November 30,
	2010	2009
	(In millions)
Funded backlog	$804.4	$811.2
Unfunded backlog	572.9	379.6
Total contract backlog	$1,377.3	$1,190.8

Total backlog includes both funded backlog (the amount for which money has been directly appropriated by the U.S. Congress, or for which a purchase order has been received from a commercial customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond our control.

Real Estate Segment

Sales and segment performance for 2010 were $7.2 million and $5.3 million, respectively, compared to $8.2 million and $4.4 million for 2009, respectively.  Sales and segment performance for the fourth quarter of 2010 were $1.8 million and $1.3 million, respectively, compared to $1.8 million and $0.9 million for the fourth quarter of 2009, respectively.  Net sales and segment performance consist primarily of rental property operations.

Additional Information

Debt Activity

As of November 30, 2010, the borrowing limit under the revolving credit facility was $65.0 million with all of it available. Also, as of November 30, 2010, the Company had $69.4 million outstanding letters of credit under the $100.0 million letter of credit subfacility and had permanently reduced the amount of its term loan subfacility to the $51.1 million outstanding.

-more-

The Company’s borrowing / repayment activity during 2010 was as follows:

	November 30, 2009	Additions	Debt Discount Amortization	Cash Payments	Non-cash Repurchase Activity	November 30, 2010
	(In millions)
Term loan	$68.3	$—	$—	$(17.2)	$—	$51.1
9½% Senior Subordinated Notes	97.5	—	—	(23.0)	0.5	75.0
4% Contingent Convertible Subordinated Notes	125.0	—	—	(125.0)	—	—
4.0625% Convertible Subordinated Debentures	—	200.0	—	—	—	200.0
2¼% Convertible Subordinated Debentures (“2¼% Debentures”)	146.4	—	—	(74.3)	(3.5)	68.6
Debt discount on 2¼% Debentures	(17.0)	—	6.7	—	6.3	(4.0)
Other	1.4	1.3	—	(0.7)	—	2.0
Total Debt and Borrowing Activity	$421.6	$201.3	$6.7	$(240.2)	$3.3	$392.7

Subsequent to November 30, 2010, the Company repurchased $6.5 million principal amount of its 2¼% Debentures at various prices ranging from 99.0% of par to 99.1% of par, plus accrued and unpaid interest.

Retirement Benefit Plans

Components of retirement benefit expense (benefit) are as follows:

	Three months ended November 30,		Year ended November 30,
	2010	2009	2010	2009
	(In millions)
Service cost	$1.1	$1.1	$4.6	$6.5
Interest cost on benefit obligation	22.6	23.7	90.1	94.3
Assumed return on plan assets	(27.1)	(26.1)	(107.8)	(103.8)
Amortization of prior service costs	0.1	0.1	0.1	0.1
Recognized net actuarial losses (gains)	13.7	(2.3)	54.9	(9.0)
Retirement benefit expense (benefit)	$10.4	$(3.5)	$41.9	$(11.9)

The increase in retirement benefit expense reflects higher actuarial losses recognized in 2010 compared to 2009.  The increase was primarily the result of (i) a decrease in the discount rate, due to lower market interest rates used to determine the Company’s retirement benefit obligation, to 5.65% as of November 30, 2009 compared to 7.10% as of August 31, 2008 and (ii) an increase in the impact of amortization of prior years’ net investment losses, including the fourth quarter of 2008 which was not previously recognized due to the August 31, 2008 valuation date.

The Company currently estimates that retirement benefit expense will be approximately $46 million in 2011 compared to $41.9 million in 2010.

As of November 30, 2010, the Company’s defined benefit pension plan assets and projected benefit obligations were approximately $1.4 billion and $1.6 billion, respectively. The Pension Protection Act (the “PPA”) requires underfunded pension plans to improve their funding ratios within prescribed intervals based on the funded status of the plan as of specified measurement dates. The funded ratio as of November 30, 2009 under the PPA for our tax-qualified defined benefit pension plan was 95.6% which was above the 94.0% ratio required under the PPA. The required ratio to be met as of the November 30, 2010 measurement date is 96%.  The final calculated PPA funded ratio as of November 30, 2010 is expected to be completed in the second half of 2011.

In general, the PPA requires companies with underfunded plans to make up the shortfall over a seven year period. These values are based on assumptions specified by the IRS, and are typically not the same as the amounts used for corporate financial reporting.  On June 25, 2010, the president signed the Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010 (“Pension Relief Act”) into law.  The Pension Relief Act will allow pension plan sponsors to extend the shortfall amortization period from the seven years required under the PPA to either nine years (with interest-only payments for the first two years) or 15 years for shortfall amortization bases created during the years for which relief is elected. This election could be made for any two plan years during the period 2008-2011. The Company expects to elect the funding relief for plan years beginning 2010 and 2011 using the 15-year alternative amortization.

-more-

The value of the unfunded accrued benefits and amount of required contribution each year are based on a number of factors, including plan investment experience and interest rate environment and, as such, can fluctuate significantly from year to year.  Companies may prepay contributions and, under certain circumstances, use those prepayment credits to satisfy the required funding of the pension plan's annual required contribution thereby allowing the Company to defer cash payments into the pension plan.  The Company has accumulated $62.7 million in such prepayment credits as of November 30, 2010.  For 2011, the Company is not expecting to make a cash contribution to the pension plan.

Forward-Looking Statements

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements.  A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

•	the earnings and cash flow of the Company’s subsidiaries and the distribution of those earnings to the Company;
•	cancellation or material modification of one or more significant contracts;
•	future reductions or changes in U.S. government spending;
•	negative audit of the Company’s business by the U.S. government;
•	cost overruns on the Company’s contracts that require the Company to absorb excess costs;
•	failure of the Company’s subcontractors or suppliers to perform their contractual obligations;
•	failure to secure contracts;
•	failure to comply with regulations applicable to contracts with the U.S. government;
•	costs and time commitment related to potential acquisition activities;
•	significant competition and the Company’s inability to adapt to rapid technological changes;
•	failure of the Company’s information technology infrastructure;
•	product failures, schedule delays or other problems with existing or new products and systems;
•	the release or explosion of dangerous materials used in the Company’s businesses;
•	loss of key qualified suppliers of technologies, components, and materials;
•
the funded status of the Company’s defined benefit pension plan and the Company’s obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;

•	effects of changes in discount rates, actual returns on plan assets, and government regulations of defined benefit pension plans;
•	the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
•	environmental claims related to the Company’s current and former businesses and operations;
•	changes in the amount recoverable from environmental claims;
•	the results of significant litigation;
•	occurrence of liabilities that are inadequately covered by indemnity or insurance;
•	the cost of servicing the Company’s debt and the Company’s ability to comply with the financial and other covenants contained in the Company’s debt agreements;
•	risks inherent to the real estate market;
•	changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
•
the Company’s ability to execute its real estate business plan including our ability to obtain, or cause to be obtained, the necessary final governmental zoning, land use and environmental approvals and building permits;

•	additional costs related to the Company’s divestitures;
•	a strike or other work stoppage or the Company’s inability to renew collective bargaining agreements on favorable terms;
•	the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
•	fluctuations in sales levels causing the Company’s quarterly operating results and cash flows to fluctuate;
•	changes in the Company’s contract-related accounting estimates;

-more-

•	new accounting standards that could result in changes to the Company’s methods of quantifying and recording accounting transactions;
•	failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
•	those risks detailed from time to time in the Company’s reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's website at http://www.GenCorp.com.

Contact information:
Investors: Kathy Redd, chief financial officer 916.355.2361
Media: Glenn Mahone, vice president, communications  703.650.0278

(Tables to follow)

-more-

GenCorp Inc.
Condensed Consolidated Statements of Operations

(In millions, except per share amounts)	Three months ended November 30,		Year ended November 30,
	2010	2009	2010	2009
	(Unaudited)
Net Sales	$226.3	$240.1	$857.9	$795.4
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	197.9	200.2	753.9	674.0
Selling, general and administrative	8.2	4.4	26.7	10.2
Depreciation and amortization	8.7	7.2	27.9	25.7
Other expense, net	5.0	2.7	8.5	2.9
Unusual items:
Executive severance agreements	—	—	1.4	3.1
Loss on legal matters and settlements	0.3	0.2	2.8	1.3
Loss on bank amendment	—	—	0.7	0.2
Loss on debt repurchased	0.1	—	1.2	—
Gain on legal settlement	(2.7)	—	(2.7)	—
Total operating costs and expenses	217.5	214.7	820.4	717.4
Operating income	8.8	25.4	37.5	78.0
Non-operating (income) expense
Interest expense	8.4	9.5	37.0	38.6
Interest income	(0.4)	(0.5)	(1.6)	(1.9)
Total non-operating expense, net	8.0	9.0	35.4	36.7
Income from continuing operations before income taxes	0.8	16.4	2.1	41.3
Income tax provision (benefit)	1.3	2.1	(3.9)	(17.6)
(Loss) income from continuing operations	(0.5)	14.3	6.0	58.9
(Loss) income from discontinued operations, net of income taxes	(0.1)	(1.0)	0.8	(6.7)
Net (loss) income	$(0.6)	$13.3	$6.8	$52.2

(Loss) Income Per Share of Common Stock
Basic:
(Loss) income per share from continuing operations	$(0.01)	$0.24	$0.11	$1.00
(Loss) income per share from discontinued operations, net of income taxes	—	(0.01)	0.01	(0.11)
Net (loss) income per share	$(0.01)	$0.23	$0.12	$0.89
Diluted:
(Loss) income per share from continuing operations	$(0.01)	$0.23	$0.11	$0.96
(Loss) income per share from discontinued operations, net of income taxes	—	(0.01)	0.01	(0.10)
Net (loss) income per share	$(0.01)	$0.22	$0.12	$0.86
Weighted average shares of common stock outstanding	58.6	58.5	58.5	58.4
Weighted average shares of common stock outstanding, assuming dilution	58.6	66.6	58.6	66.5

-more-

GenCorp Inc.
Operating Segment Information

(In millions)	Three months ended November 30,		Year ended November 30,
	2010	2009	2010	2009
	(Unaudited)
Net Sales:
Aerospace and Defense	$224.5	$238.3	$850.7	$787.2
Real Estate	1.8	1.8	7.2	8.2
Total Net Sales	$226.3	$240.1	$857.9	$795.4
Segment Performance:
Aerospace and Defense	$25.2	$29.8	$99.6	$84.4
Environmental remediation provision adjustments	(1.9)	(0.3)	(0.2)	(0.7)
Retirement benefit plan (expense) benefit	(7.4)	2.5	(29.3)	7.9
Unusual items	(0.3)	(0.2)	(2.8)	(1.3)
Aerospace and Defense Total	15.6	31.8	67.3	90.3
Real Estate	1.3	0.9	5.3	4.4
Total Segment Performance	$16.9	$32.7	$72.6	$94.7
Reconciliation of segment performance to income from continuing operations before income taxes:
Segment performance	$16.9	$32.7	$72.6	$94.7
Interest expense	(8.4)	(9.5)	(37.0)	(38.6)
Interest income	0.4	0.5	1.6	1.9
Stock-based compensation	(0.8)	(2.0)	(0.4)	(2.9)
Corporate retirement benefit plan (expense) benefit	(3.0)	1.0	(12.6)	4.0
Corporate and other	(6.9)	(6.3)	(21.5)	(14.5)
Unusual items	2.6	—	(0.6)	(3.3)
Income from continuing operations before income taxes	$0.8	$16.4	$2.1	$41.3

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance.  Segment performance represents net sales from continuing operations less applicable costs, expenses, and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate income and expenses, income or expenses related to divested businesses, provisions for unusual items not related to the operations, stock-based compensation, interest expense, interest income, and income taxes.  The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance.  Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for on-going business operations. It is on this basis that management internally assesses the financial performance of its segments.
-more-

GenCorp Inc.
Condensed Consolidated Balance Sheets

(In millions)	November 30, 2010	November 30, 2009
ASSETS
Current Assets
Cash and cash equivalents	$181.5	$126.3
Marketable securities	26.7	—
Accounts receivable	106.7	116.3
Inventories	51.1	61.8
Recoverable from the U.S. government and other third parties for environmental remediation costs and other	32.0	30.6
Grantor trust	1.8	2.4
Other receivables, prepaid expenses and other	25.3	32.8
Income taxes	7.5	2.4
Total Current Assets	432.6	372.6
Noncurrent Assets
Property, plant and equipment, net	126.4	129.9
Real estate held for entitlement and leasing	59.9	55.3
Recoverable from the U.S. government and other third parties for environmental remediation costs and other	151.5	154.3
Grantor trust	14.5	17.8
Goodwill	94.9	94.9
Intangible assets	16.9	18.5
Other noncurrent assets, net	94.8	91.6
Total Noncurrent Assets	558.9	562.3
Total Assets	$991.5	$934.9
LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Short-term borrowings and current portion of long-term debt	$66.0	$17.8
Accounts payable	27.1	18.4
Reserves for environmental remediation costs	40.7	44.5
Postretirement medical and life benefits	7.1	7.2
Advance payments on contracts	110.0	66.0
Other current liabilities	110.3	107.5
Total Current Liabilities	361.2	261.4
Noncurrent Liabilities
Senior debt	50.6	51.2
Senior subordinated notes	75.0	97.5
Convertible subordinated notes	200.0	254.4
Other debt	1.1	0.7
Deferred income taxes	7.6	9.6
Reserves for environmental remediation costs	177.0	178.2
Pension benefits	175.5	210.3
Postretirement medical and life benefits	71.8	75.7
Other noncurrent liabilities	66.8	68.8
Total Noncurrent Liabilities	825.4	946.4
Total Liabilities	1,186.6	1,207.8
Redeemable common stock	5.1	6.0
Shareholders’ Deficit
Common stock	5.9	5.9
Other capital	257.3	258.0
Accumulated deficit	(182.2)	(189.0)
Accumulated other comprehensive loss, net of income taxes	(281.2)	(353.8)
Total Shareholders’ Deficit	(200.2)	(278.9)
Total Liabilities, Redeemable Common Stock and Shareholders’ Deficit	$991.5	$934.9

-more-

GenCorp Inc.
Condensed Consolidated Statements of Cash Flows
	Year Ended
	November 30,	November 30,
(In millions)	2010	2009

Operating Activities
Net income	$6.8	$52.2
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(0.8)	6.7
Depreciation and amortization	27.9	25.7
Amortization of debt discount and financing costs	10.5	12.7
Stock-based compensation and savings plan expense, net	0.4	4.4
Impairment of long-lived asset	1.6	—
Loss on debt repurchased and bank amendment	1.9	0.2
Changes in assets and liabilities other than grantor trust	97.0	(61.1)
Grantor trust	3.9	10.7
Net cash provided by continuing operations	149.2	51.5
Net cash used in discontinued operations	(1.1)	(1.2)
Net Cash Provided by Operating Activities	148.1	50.3
Investing Activities
Marketable securities activity, net	(26.6)	—
Capital expenditures	(16.9)	(14.3)
Net Cash Used in Investing Activities	(43.5)	(14.3)
Financing Activities
Proceeds from issuance of debt	200.0	—
Debt issuance costs	(7.7)	(0.4)
Vendor financing repayments	(1.5)	—
Debt repayments	(240.2)	(2.0)
Net Cash Used in Financing Activities	(49.4)	(2.4)
Net Increase in Cash and Cash Equivalents	55.2	33.6
Cash and Cash Equivalents at Beginning of Year	126.3	92.7
Cash and Cash Equivalents at End of Year	$181.5	$126.3

-more-

Use of Non-GAAP Financial Measures

In addition to segment performance (discussed earlier in this release), the Company provides Non-GAAP financial measure of the Company’s operational performance called Adjusted EBITDAP.  Management uses this metric to further its own understanding of the Company’s historical and prospective consolidated core operating performance of its segments, net of expenses incurred by its corporate activities in the ordinary, ongoing and customary course of its operations.  Further, the Company believes that to effectively compare the core operating performance metric from period to period on a historical and prospective basis, the metric should exclude items relating to retirement benefits (pension and postretirement benefits), significant non-cash expenses, the impacts of financing decisions on the earnings of the Company, and items incurred outside the ordinary, ongoing and customary course of its operations.  Accordingly, management defines Adjusted EBITDAP as GAAP income before income taxes adjusted by interest expense, interest income, depreciation and amortization, retirement benefit plan costs (pension and postretirement benefits), and unusual items which management does not believe are reflective of such ordinary, ongoing and customary course activities.

The Company believes that providing this additional information is useful to better understand and assess the Company's operating performance.  The measure allows investors, analysts, lenders, and other parties to better evaluate the Company's financial performance and prospects in the same manner as management.  Because the Company's method for calculating the Non-GAAP measure may differ from other companies’ methods, the Non-GAAP measure presented below may not be comparable to similarly titled measures reported by other companies.  This measure is not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

GenCorp Inc.
Reconciliation of GAAP measure to Non-GAAP measure

( In millions, except percentage amounts )	Three months ended November 30,		Year ended November 30,
	2010	2009	2010	2009
	(Unaudited)
GAAP income from continuing operations before income taxes	$0.8	$16.4	$2.1	$41.3
Interest expense	8.4	9.5	37.0	38.6
Interest income	(0.4)	(0.5)	(1.6)	(1.9)
Depreciation and amortization	8.7	7.2	27.9	25.7
Retirement benefit plan expense (benefit)	10.4	(3.5)	41.9	(11.9)
Unusual items	(2.3)	0.2	3.4	4.6
Adjusted EBITDAP	$25.6	$29.3	$110.7	$96.4
Adjusted EBITDAP as a percentage of net sales	11.3%	12.2%	12.9%	12.1%